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                                 EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Unit Corporation of our report dated February 23, 1999, relating to the consolidated financial statements and financial statement schedule which appear in Unit Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 and of our report dated August 27, 1999, relating to the financial statements of the Parker Division, a Division of Parker Drilling Company North America, Inc. as of and for the year ended August 31, 1998, which appears in the Current Report on Form 8-K/A of Unit Corporation dated December 10, 1999. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Tulsa, Oklahoma

February 9, 2000

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